1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

FOR IMMEDIATE RELEASE	Contact: MDC GROUP Investor Relations: Media Relations: David Castaneda Susan Roush 262-377-2445 818-222-8330

RECOVERY ENERGY SETS OPERATIONS COURSE FOR 2013

-Core Horizontal Drilling Program in Wattenberg
-Company Closes on Deep Rights Acreage Sale
-New Headquarters Location

DECEMBER 27, 2012 – Denver, CO – Recovery Energy, Inc. (NASDAQ: RECV), an independent oil and gas exploration and production company with operations and assets in the Denver-Julesburg (DJ) Basin, provides an operations update and announces it has closed on its previously announced agreement with a private company granting a four-year lease for the deep rights on approximately 6,300 net acres of undeveloped leasehold acreage in the DJ Basin. Gross proceeds to Recovery Energy were approximately $1.5 million. The company continues to own oil and gas leasehold rights to approximately 140,000 gross acres, approximately 125,000 net acres, in the DJ Basin.

Newly appointed Chairman of the Board and CEO W. Phillip Marcum said, “We will continue to pursue various transactions with industry, while preserving what we consider to be our most strategic assets.    Our 2013 drilling program will center on low risk, conventional offsets to our existing production and unconventional horizontal drilling on two low-risk prospect areas in the Wattenberg field, where we have identified up to 18 initial gross well locations at the Lang and Sawyer Prospects in Weld County, Colorado, both of which target the Niobrara and Codell formations.”

Marcum added that “on the exploration front, we intend to run an additional 20 square miles of 3D seismic at our Stateline Prospect area in Laramie County, Wyoming and Banner and Kimball Counties in Nebraska. We also plan to acquire more 3D seismic in our Pine Bluff’s Prospect area in Laramie County, Wyoming, which is geologically analogous and just east of the Silo Field. We will be reviewing and interpreting the potential for the Niobrara, Codell, Greenhorn, ‘J’ sandstone and Permo-Penn horizons. We also will be continuing to evaluate other prospect areas including the “Southeast Hartville Uplift” Prospect in Goshen County, Wyoming, where our leasehold is located in an unconventional, shale-rich fairway of the Pennsylvanian DesMoines Series play. This area holds multi-pay potential in the Permian sandstones, dolomites, and shales of the Admire, Council Grove (Wykert Sandstone), and Chase (Cassa Sandstone, Amazon Dolomite) Groups, as well as unconventional Niobrara, Codell and Greenhorn targets.”

The company also announces that it is moving its headquarters as of January 3, 2013. The new corporate address will be 1900 Grant Street, Suite 720, Denver, CO 80203. The phone number remains unchanged: (303) 951-7920.

About Recovery Energy, Inc.

Recovery Energy, Inc. (RECV) is a Denver-based independent oil and gas exploration and production company that operates in the Denver-Julesburg (DJ) Basin where it holds approximately 140,000 gross acres, approximately 125,000 net acres. Recovery Energy’s focus is to grow reserves and production through a combination of acquisitions and conventional and unconventional drilling activity, targeting the various oil-bearing formations that produce in the DJ Basin. Further information is available at www.recoveryenergyco.com.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission (the "SEC"), including statements, without limitation, regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things the Company's: (1) proposed exploration and drilling operations, (2) expected production and revenue, and (3) estimates regarding the reserve potential of its properties.  These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company’s ability to finance its continued exploration and drilling operations, (2) positive confirmation of the reserves, production and operating expenses associated with the Company's properties; and (3) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the SEC.